Exhibit 10.31

To:		Date: March 3, 2008

Subject:	The Andersons, Inc.
2008 Stock Only Stock Appreciation Rights Letter of Agreement
You have been selected to receive a 2008 Stock Only Stock Appreciation Rights Grant (the “SOSARs”) under the Long Term Performance Compensation Plan (the “Plan”). This Letter of Agreement (the “Agreement”) will document the key provisions relating to the SOSARs granted to you effective as of March 1, 2008.
Before executing this Agreement by signing the Attached Acknowledgment of Receipt (the “Acknowledgment”), please read the information provided below regarding the specific provisions of your 2008 SOSARs. You are also encouraged to review the summary question/answer guide that provides detailed information and illustrations about how the Plan operates. There is also a formal Plan document that controls the actual interpretation and operation of the Plan. A copy of the Plan document is available upon your request from the Human Resources Department.
When you are satisfied that you understand the terms of the SOSARs, please execute the Agreement by signing the attached Acknowledgment of Receipt form and returning it to Teresa Scott in the Human Resources Department by Friday, March 14, 2008. Remember to keep a copy for your files.
1.	Grant of SOSARs: The Andersons, Inc. (the “Company”) hereby grants to you SOSARs with respect to ___ common shares at a Grant Price of $46.26 per share: subject to the terms and conditions of the Plan and this Agreement.

2.	Restrictions on Exercise of SOSARs: Provided your SOSARs have not terminated (see Termination and Forfeiture of Rights on page 2), after the end of the first year of this Agreement (March 1, 2009) thirty-three and one-third percent (33.3%) of the SOSAR shares shall be exercisable; after the end of the second year of this Agreement (March 1, 2010) sixty-six and two-thirds percent (66.7%) of the SOSAR shares shall be exercisable; and after the end of the third year of this Agreement (March 1, 2011) one hundred percent (100%) of the SOSAR shares shall be exercisable.

3.	Exercise of SOSARs: The SOSARs shall be exercised by written notice to the Company or designated individual, at the Company’s principal place of business. The notice must be accompanied by the payment of federal, state, and local tax withholding required to be made by the Company (if any) as a result of the exercise of such shares. You may elect to pay for your federal, state, and local tax withholding by having the Company withhold the number of shares rounded up to the nearest whole share based on Fair Market Value on the date of exercise. The value of any fractional share that exceeds the amount of taxes due shall be added to your federal tax withholding.

4.	Payment of SOSARs: Upon exercise of the SOSARs, you shall be entitled to receive payment from the Company in an amount equal to (a) the Fair Market Value at the exercise date minus (b) the Grant Price; multiplied by the number of shares with respect to which the SOSAR is exercised. The Company shall deliver to you the value in common shares rounded down to the nearest whole share with fractional shares added to your federal tax withholding.

5.	Termination and Forfeiture of Rights: Unless exercised, your rights to vested SOSARs will terminate upon the first to occur of the following dates:
(a)	the expiration of twelve (12) months after the date of your death, permanent disability, retirement, or termination of employment other than for Cause; or

(b)	the expiration of five (5) years and one (1) month from the effective date of the grant of this SOSAR (April 1, 2013); or

(c)	the effective date of termination of employment for Cause.

If unvested, your SOSARs shall become 100% vested and exercisable upon your date of termination resulting from death, permanent disability, retirement, or termination of employment due to the sale of your business unit. Your rights to exercise SOSARs that become vested due to one of the aforementioned events shall expire upon the earlier of the agreement expiration date or one (1) year from your date of termination.
6.	Rights Prior to Exercise of SOSARs: This SOSAR shall not be transferable by you other than by will or by the laws of descent and distribution and may be exercised, during your lifetime, only by you except that the right to exercise a SOSAR may be transferred in accordance with the limitations set forth in the

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Plan. You shall have no rights as a shareholder with respect to the SOSAR shares until payment of related tax withholding, and delivery of such shares as herein provided.

7.	Other Acknowledgments: Participant acknowledges that the Compensation Committee may adopt and/or change from time to time such rules and regulations as it deems proper to administer the Plan.

8.	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
If you have any questions related to the tax consequences of exercising your SOSARs, please contact Phil Blandford at ___ in Corporate Accounting. General information is available by contacting Steve DeDonato at ___ in Human Resources.

Thank You,

/s/ Charles E. Gallagher

Charles E. Gallagher
Vice President, Human Resources
The Andersons, Inc.

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